Exhibit 99.1

Red Hat, Inc.

1801 Varsity Drive

Raleigh, NC 27606

July 30, 2015

Attn: Frank Calderoni, EVP, Operations and CFO

Frank,

As we discussed and after much consideration, I am resigning as Vice President Finance and Controller of Red Hat to accept a job at another company effective as of the end of the day on August 31, 2015.

I look forward to working with you and the team to help ensure a smooth transition of my responsibilities and will make myself available to assist Red Hat both before and after I assume my new responsibilities.

I am very excited about my new opportunity. My almost 11 years at Red Hat working with the board, executive team and its associates, has been very enjoyable and personally rewarding, making for a difficult decision. As we discussed, I leave with good feelings about Red Hat, its associates and the future of the finance and operations function under your leadership and the Company under Jim Whitehurst.

I wish Red Hat and all its team members only continued success!

With warm regards,

/s/ Mark E. Cook

Mark Cook

cc:	Michael R. Cunningham, Executive Vice President & Corporate Secretary